15010 Broschart Road, Suite 270, Rockville, MD  20850  ●  Phone: 301.917.6880  ●  Fax 301.294.6568
Executive Office:  445 Northern Boulevard, Suite 24, Great Neck, NY  11021 ● Phone: 516.482.1200 ● Fax: 516.482.3848

www.neogenix.com

DATE January 11, 2012

Dear Neogenix Shareholder:

This letter provides an update regarding the matters that have caused a delay in the filing of Neogenix’s Form 10-Q for the third quarter ended September 30, 2011, as discussed in my letter to shareholders of November 23, 2011. As previously disclosed, in October 2011, Neogenix received an inquiry from the Securities and Exchange Commission requesting the Company to voluntarily provide information regarding payments made by it to third parties in connection with the sale of its common stock and to advise whether those parties were registered as broker dealers or otherwise properly licensed under state law.  Based on our review following that inquiry, we determined  that Neogenix had paid finders fees to parties who may have been required to be registered as broker-dealers or otherwise licensed under applicable state law and who were involved in raising a substantial amount of the funding the Company has received. As a result, at least some investors may have the right to rescind their purchases of shares, depending on applicable federal and state laws and subject to potential defenses. At this time, we are unable to quantify the amount or range of the potential rescission liability that Neogenix may have to these stockholders.

As a result of this SEC inquiry and these potential rescission rights, there is uncertainty regarding the appropriate accounting treatment to reflect the potential rescission liability in the Company’s financial statements.  This uncertainty has resulted in Neogenix being unable to complete its financial statements for the third quarter of 2011 and our independent auditors being unable to complete their review of those financial statements.  Without those reviewed financial statements, the Company has not been able to file its 10-Q with the SEC for the quarter.

The Company, with assistance from outside professionals, has now conducted a further analysis of the accounting treatment in question, including whether a restatement of any of our previously-issued financial statements is required. While we have reached a conclusion as to an appropriate accounting treatment for these potential rescission rights, there is some uncertainty in the accounting literature in this area, and our independent auditors have not accepted our proposed accounting treatment. In an attempt to obtain more certainty as to the appropriate accounting treatment so that our third quarter financial statements, and the financial statements for the year ended December 31, 2011, can be completed, we may request guidance from the Office of the Chief Accountant of the U.S. Securities and Exchange Commission. If we do initiate this request,  we expect it will take some time for the SEC to provide us with this guidance, and it is possible that our independent auditors will not accept that guidance.

While we attempt to resolve this critical accounting issue, we are continuing to cooperate with the SEC inquiry regarding payments of finders’ fees. We have provided the SEC with the  information initially requested by them, and have held a meeting with the SEC at our request to provide additional information. At that meeting, the SEC requested additional information from the company which we are in the process of producing. We expect the SEC’s inquiry in this matter to continue for some time and we do not know what will be the outcome of that process.

On the operational front, we are redoubling our efforts to conserve as much of our available cash as possible, as we believe it is unlikely that we will be able to raise additional capital while facing the uncertainties discussed above.  While these are challenging times for Neogenix, the management team is working hard to try to address the challenges we face with the resources available to us, while remaining focused on our critical mission and continuing our important scientific and clinical work.  We will continue to update you as circumstances warrant.

Sincerely,

Philip M. Arlen, M.D.
President & Chief Executive Officer